Exhibit 10.1

THIS SECOND AMENDMENT TO LEASE dated as of September 13, 2017, made by and between GHP 660 LLC successor-in-interest to RA 660 White Plains Road, LLC, having its principal place of business c/o GHP Office Realty, LLC, Four West Red Oak Lane, White Plains, New York 10604 (hereinafter called “Landlord”), and PRESTIGE BRANDS, INC., having an address at 660 White Plains Road, Tarrytown, New York 10591 (hereinafter called “Tenant”).

W I T N E S S E T H

WHEREAS, pursuant to that certain Lease Agreement, dated as of June 26, 2012, as amended by that First Amendment to Lease dated as of June 30, 2014 (hereinafter collectively referred to as the “Lease”), Landlord’s predecessor-in-interest leased to Tenant a portion of the Second (2nd) floor in the building commonly known as and located at 660 White Plains Road, Tarrytown, New York 10591 (the “Building”) and which premises shall be deemed to consist of 58,086 rentable square which are more particularly described in the Lease (the “Original Premises”) for a term which expires on December 31, 2020 (the “Original Expiration Date”);

WHEREAS, Tenant needs additional space in the Building and wants to: (i) lease from Landlord additional space located on the First (1st) floor of the Building and which shall be deemed to consist of 10,800 rentable square feet, as more particularly shown on EXHIBIT “A-1“ annexed hereto (the “Additional Space”); and (ii) extend the term of the Lease for the Additional Term (as hereinafter defined);

WHEREAS, the Original Premises and the Additional Space shall be deemed to consist of a total of 68,886 rentable square feet, and the Original Premises and the Additional Space are hereinafter referred to collectively as the “Premises;”

NOW, THEREFORE, in consideration of the mutual agreements of the parties hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE - 1 DEFINITIONS

SECTION 1.01. For the purposes of this Second Amendment to Lease, and all agreements supplemental to this Second Amendment to Lease, unless the context otherwise requires:

A. All capitalized terms used herein and not otherwise defined herein but defined in the Lease shall have the meanings ascribed to said terms as set forth in the Lease, unless otherwise defined herein.

B. “Additional Space Commencement Date” shall mean the date which is the sooner of: (i) the date that Tenant’s Additional Space Work (as hereinafter defined) is substantially completed, or (ii) the date upon which Tenant takes possession of all or any part of the Additional Space; or (iii) March 1, 2018.

C. Upon determination of the date which is the Additional Space Commencement Date as provided in this Section, Tenant, upon the request of Landlord shall execute and deliver to Landlord a statement setting forth the Additional Space Commencement Date in the form annexed hereto as EXHIBIT “B-1”, but the failure of Tenant to execute and deliver such statement shall not detract from the effectiveness of any of the provisions of the Lease, as amended by this Second Amendment To Lease.

D. “Additional Term” shall mean the period commencing on the Additional Space Commencement Date and expiring on December 31, 2027 (the “Expiration Date”), unless the same shall sooner terminate pursuant to any of the terms, covenants, conditions or agreements of this Lease or pursuant to law.

ARTICLE-2 THE ADDITIONAL SPACE; AS-IS; ADDITIONAL SPACE WORK

SECTION 2.01. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Additional Space for the Additional Ter. Tenant has inspected the Additional Space and the state of title thereto and Tenant accepts the Additional Space in its “AS IS” state and condition on the Additional Space Commencement Date and without any representation or warranty, express or implied, in fact or by law, by Landlord, and without recourse to Landlord, as to title thereto, the nature, square footage, condition thereof or as to the use or occupancy which may be made thereof. Notwithstanding the foregoing, Landlord represents that the Premises, with the Additional Premises Work completed as shown on EXHIBIT “C-1” annexed hereoto, shall be useable for general and executive use, including conference meeting rooms.

    SECTION 2.02. The parties hereto acknowledge that Tenant presently occupies the Original Premises and knows the condition thereof. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Original Premises for the period commencing on January 1, 2021 through December 31, 2027. Landlord shall have no obligation whatsoever to perform any build-out or similar work to the Original Premises, and Tenant agrees to accept same in “AS IS” physical order and condition on January 1, 2021 and without any representation or warranty, express or implied, in fact or by law, by Landlord, and without recourse to Landlord, as to title thereto, the nature, square footage, condition or usability thereof or as to the use or occupancy which may be made thereof.

SECTION 2.03. Notwithstanding the foregoing, Landlord agrees to perform, at its sole cost and expense, all the work set forth on the plans annexed hereto as EXHIBIT “C-1” and incorporated herein by reference (the “Additional Premises Work”). Landlord shall use reasonable efforts to complete the Additional Premises Work within a reasonable period of time, subject to unavoidable delays, but failure to complete the Additional Premises Work shall not affect the validity of the Lease or this Amendment to Lease. Landlord has not made, and makes, no representations as to the date when the Additional Work will be substantially complete. Landlord shall in no way be liable for any loss, damage, or expense to Tenant’s merchandise, trade fixtures, furniture, furnishings, inventory and equipment, or inconvenience, or annoyance, or injury to the business of Tenant resulting in any way from the Additional Premises Work. Tenant shall, at its own cost and expense, remove and/or relocate such of Tenant’s personal property from the Original Premises as Landlord shall reasonably require in order to perform the Additional Premises Work and Landlord shall not be obligated to commence the Additional Premises Work until such property has been removed and/or relocated by Tenant from the portion of the Original Premises in which the Additional Premises Work will be performed.

SECTION 2.04. Following the Additional Space Commencement Date, Tenant shall build-out and fully equip the Additional Space and Building with all trade and operating fixtures and equipment, plumbing, lighting and other fixtures and equipment, floor covering, and any and all other items necessary for the proper operation of Tenant’s business (“Tenant’s Work”). All equipment permanently affixed to the Additional Space and/or Building by Tenant shall not be subject to liens, conditional sales contracts, security agreements or chattel mortgages. Nothing contained herein shall prohibit Tenant from purchasing office and other moveable equipment which may be subject to liens, conditional sales contracts, security agreements or chattel mortgages. Tenant shall complete or cause to be completed all of Tenant’s Work in and at the Additional Space pursuant to the provisions of the Lease and the Standard Requirements For Alterations To Be Performed By Tenants' annexed hereto as EXHIBIT “D-1” and made a part hereof.

B. Tenant’s contractor who performs Tenant’s Work shall be duly licensed in the State of New York, County of Westchester and shall employ and/or hire employees, subcontractors, tradesmen, mechanics and/or other individuals who are members of the local union for each particular trade involved in Tenant’s Work.

C. Within thirty (30) days after completion of the Tenant’s Work, Tenant shall deliver to Landlord a certificate of occupancy for the Additional Space, final waivers of lien from all contractors, subcontractors and materialmen involved in performance of Tenant’s Work and the supply of materials furnished in connection therewith, and a certificate from Tenant’s independent licensed architect certifying that (i) in his opinion Tenant’s Work has been performed in a good and workmanlike manner and completed in accordance with the final detailed plans and specifications for such Tenant’s Work as approved by the Landlord, and (ii) all contractors, subcontractors and materialmen have been paid for Tenant’s Work and materials furnished through such date.

D. Prior to the commencement of the Tenant’s Work, (i) Tenant shall provide Landlord with copies of all contracts with contractors, subcontractors who will be performing Tenant’s Work, and (ii) Landlord shall approve (which approval shall not be unreasonably withheld or delayed) the schedule of payments to be made thereunder.

E. Tenant shall maintain comprehensive records and copies of all plans, specifications, budgets and other appropriate documentation in connection with any and all Tenant’s Work, copies of which shall be furnished to Landlord upon demand.

SECTION - 3 LEASE AMENDMENTS

SECTION 3.01. Effective as of Additional Space Commencement, the Lease is hereby modified as follows:

A. The term “Term” as defined in the Lease is deleted in its entirety and a new definition is added as follows:

“Term” shall mean the Additional Term as defined in this Second Amendment to Lease, unless the same shall sooner terminate pursuant to any of the terms, covenants, conditions or agreements of this Lease or pursuant to law.”

B. The term “Premises” as defined in the Lease is deleted in its entirety and a new definition is added as follows:

“Premises” shall mean: (i) that space on the First (1st) floor of the Building and delineated on the floor plan attached to this Second Amendment to Lease as EXHIBIT “A-1“, and which shall be deemed to consist of 10,800 rentable square feet of rentable space; and (ii) that space on the Second Floor of the Building and delineated on the floor plan attached to the Lease and which shall be deemed to consist of 58,086 rentable square feet of rentable space for a total of 68,886 rentable square feet of rentable space.”

C. Section 3 of the Lease is amended to provide that Tenant shall pay to Landlord, annual minimum rent with respect to the Premises (including the Original Premises and Additional Space), over and above electric charges and all other additional rent items to be made by Tenant as provided in the Lease, as follows:

“Lease Year	Annual Fixed Rent for Premises, electric exclusive	Monthly Fixed Rent for Premises, electric exclusive
Additional Space Commencement to December 31, 2019 (both dates inclusive)	$1,525,707.00	$127,142.25
January 1, 2020 to December 31, 2023 (both dates inclusive)	$1,670,486.04	$139,207.17
January 1, 2024 to December 31, 2027 (both dates inclusive)	$1,808,258.04	$150,688.17”

D. The provisions of Article 6(A) and Schedule B of the Lease shall apply with full force and effect with respect to the entire Premises (i.e. both the Original Premises and Additional Space) and Tenant shall be obligated, at its sole cost and expense, to install a submeter in the Additional Space or connect the Additional Space to the existing submeter serving the Original Premises.

E. Article 51 of the Lease is hereby deleted in its entirety and no new Article is added in its place is being agreed and understood that Tenant does not have the right to extend the term of the Lease beyond December 31, 2027.

F. The Lease is amended to provide that Tenant’s Proportionate Share shall be increased from “22.85%” to “27.10%”.

G. Except as otherwise provided herein, The Lease is amended to delete any obligation of Landlord to perform alterations or work to the Original Premises or Additional Space in preparation of Tenant’s occupancy.

H. Notices to Landlord. Notwithstanding anything to the contrary contained in the Lease, effectively immediately, any bills, statements, consents, notices, demands, requests or other correspondence given or required to be given under the Lease to Landlord shall in writing and shall be sent to GHP 660 LLC, in care of GHP Office Realty, LLC, Four West Red Oak Lane, White Plains, New York 10604, with a copy to Steven C. Hirsch, Esq., 585 Stewart Avenue, Suite 530, Garden City, New York 11530.

I. Article 52 of the Lease entitled “Right of First Offer” is hereby deleted in its entirety and a new Article 52 is hereby added as follows:

“(a) From and after the Additional Space Commencement Date, Landlord agrees that subject to the rights of existing tenants, if any, prior to offering for lease the contiguous and vacant space to the Premises (including specifically the Key Bank Space), it shall give Tenant notice of and the right to, at its option, expand the Premises herein to include such additional space (the “Expansion Premises”) with occupancy to commence on the Expansion Premises Commencement Date (as hereinafter defined) and to end on the Expiration Date originally provided for in the Lease. Tenant shall, within ten (10) business days after receipt of the notice from Landlord that the Expansion Premises are available for hire, notify Landlord of its intention to lease the Expansion Premises (time being of the essence with respect thereto). Tenant’s failure to notify Landlord within the ten (10) business day period shall be deemed a waiver of the right to hire the Expansion Premises. Upon the giving of such notice the Expansion Premises shall be deemed added to and a part of the Premises, with the same force and effect as if originally so demised under this Lease. Tenant shall have the right to inspect the Expansion Premises, prior to exercising its rights herein. Tenant agrees to accept the Expansion Additional in its “AS IS” state and condition on the Expansion Premises Commencement Date without any representation or warranty, express or implied, in fact or by law, by Landlord, and without recourse to Landlord, as to title thereto, the nature, condition or usability thereof or as to the use or occupancy which may be made thereof.

(b) Any notice of election to exercise the right to expand the Premises as hereinbefore provided must be in writing and sent to Landlord as provided for herein. In addition, if prior to the exercise of the right to expand the Premises, Tenant herein named shall have assigned this Lease, no notice by the then Tenant of election to exercise an option to extend shall be valid unless joined in or consented to in writing by Tenant herein named (which consent, in order for the exercise of such right to be effective, shall be delivered to Landlord at or prior to the time of the exercise of the right as to which consent of Tenant herein named had been given). Neither the right granted to Tenant in this Article to expand the Premises, nor the exercise of such right by Tenant, shall prevent Landlord from exercising any option or right granted or reserved to Landlord in this Lease to terminate this Lease, and the effective exercise of any such right of termination by Landlord shall terminate any such renewal or extension and any right of Tenant to any such renewal or extension, whether or not Tenant shall have exercised any such right to expand the Premises. Any such option or right on the part of Landlord to terminate this Lease pursuant to the provisions hereof shall apply to the Expansion Premises.

(c) The “Expansion Premises Commencement Date” shall be the date which is the later of: (i) the date specified in Landlord’s notice, or (ii) the date upon which Landlord delivers possession of the Expansion Premises to Tenant.

(d) All of the terms, covenants and conditions of this Lease applicable to the Premises as originally constituted shall be applicable to the Premises including the Expansion Premises, except that the annual minimum rent provided for herein shall be increased by the product of One Hundred (100%) percent of the annual fair rental value on a square foot basis as determined in accordance with the provisions hereof and the rentable square footage of the Expansion Premises. In no event shall the annual fair rental value exceed the average rental rate paid by other tenants with spaces of similar or greater size as calculated on a per square foot basis as of the Expansion Premises Commencement Date. During and in respect of the Term hereof, Tenant’s proportionate share shall be increased by the rentable square footage of the Expansion Premises.

(e) If Tenant shall effectively exercise its right to hire the Expansion Premises, Landlord and Tenant, upon demand of either, shall execute and deliver to each other duplicate originals of an instrument, duly acknowledged, setting forth: (i) that the Premises have been expanded to include the Expansion Premises;

(ii) the size of the Expansion Premises; (iii) the annual minimum rent payable during the Term; (iv) that the Expansion Premises is upon and subject to all of the terms, covenants, conditions and limitations contained herein; and (v) Tenant’s proportionate share as increased by the Expansion Premises.

(f) The right of Tenant to hire the Expansion Premises as provided herein is conditioned in all respects upon there being no event of default in the observance or performance of any term, covenant, condition or agreement on Tenant's part to be observed or performed under this Lease both at the time the notice of exercise is given and immediately prior to the Expansion Premises Commencement Date. Any termination, cancellation or surrender of this Lease shall terminate Tenant's right to hire the Expansion Premises.

(g) With respect to the Expansion Premises Tenant shall pay to Landlord annual minimum rent, at the same times and in the same manner as in the Term originally provided for, at the annual rate equal to the annual fair rental value of the Expansion Premises (without deduction for the cash value of free rent and leasehold improvements), which renewing, non-equity tenants are then receiving in connection with a lease for comparable space in a building of the same age, quality, size, location, services, amenities, quality of construction and appearance to that of the Building on the Expansion Premises Commencement Date with a term equal to the Term and otherwise containing substantially the same provisions as this Lease contains, as determined by agreement between Landlord and Tenant. If, prior to the Expansion Premises Commencement Date, Landlord and Tenant are unable to agree on the amount of the annual minimum rent for the Expansion Premises, then in such event, the determination of such annual fair rental value shall be made by arbitration pursuant to the provisions hereof. If the Expansion Premises Commencement Date, shall commence prior to determination of the amount of annual minimum rent for the Expansion Premises, either by agreement or by decision of the arbitrators, Tenant, in the meantime, shall pay the monthly installments of annual minimum rent at the annual rate payable under this Lease on the day preceding the Expansion Premises Commencement Date. If monthly installments of the amount agreed upon by Landlord and Tenant, or found by the arbitrators, shall be greater than such amount, then Tenant, forthwith after such agreement or arbitrators' decision, shall pay to Landlord, for the period from the Expansion Premises Commencement Date to the last day of the calendar month in which the agreement or the arbitrators' decision takes effect, the difference between the monthly installments actually paid and the monthly installments which should have been paid in accordance with such agreement or arbitrator's decision, together with interest at the prime rate plus two (2%) percent from the respective due dates of each monthly installment to the date of payment pursuant to this paragraph; and, thereafter, Tenant shall pay the monthly installments at the new rate. In no event shall the annual minimum rent for the Expansion Premises be less than the annual minimum rent payable immediately prior to the Expansion Premises Commencement Date.

(h)(1) In the event that Landlord and Tenant are unable to agree on the amount of the annual minimum rent for the Expansion Premises, then either Landlord or Tenant (hereinafter referred to as the “Initiating Party”) may give the other party (hereinafter called the “Responding Party”) a notice designating the name and address of the arbitrator designated by the Initiating Party to act on its behalf in the arbitration process hereinafter described (the “Review Notice”).

(2) If the Initiating Party gives a Review Notice, then within thirty (30) days after giving of such Review Notice, the Responding Party shall give notice to Initiating Party specifying in such notice the name and address of the arbitrator designated by the Responding Party to act on its behalf. In the event the Responding Party shall fail to give such notice within such thirty (30) day period, then the appointment of such arbitrator shall be made in the same manner as hereinafter provided for the appointment of a third arbitrator in a case where two arbitrators are appointed hereunder and the parties are unable to agree to such appointment. The two arbitrators so chosen shall meet within thirty (30) days after the second arbitrator is appointed and shall exchange sealed envelopes each containing such arbitrators written determination of the fair market rent of the Additional Premises based on the criteria set forth herein. The fair market rent specified by Landlord's arbitrator shall be called the “Landlord's Submitted Value” and the fair market rent specified by Tenant's arbitrator shall be called the “Tenant's Submitted Value”. Copies of such written determinations shall promptly be sent to both Landlord and Tenant. Any failure of either such arbitrator to meet and exchange such determinations shall be acceptance of the other party's arbitrator's determination as to fair market rent, if, and only if, such failure persists for five (5) days after notice to whom such arbitrator is acting, and, provided that such five (5) day period shall be extended by reason of any force majeure. If the higher determination of the fair market rent for the Expansion Premises is not more than one hundred and five (105%) percent of the lower determination of the fair market rent, then the fair market rent for such space shall be deemed to be the average of the two determinations. If, however, the higher determination is more than one hundred and five (105%) percent of the lower determination, then within ten (10) days of the date the arbitrators submitted their respective fair market rent determinations, the two arbitrators shall appoint a third arbitrator. In the event of their being unable to agree upon such appointment within ten (10) days after the exchange of the sealed envelopes, the third arbitrator shall be selected by the parties themselves if they can agree thereon within a further period of 10 days. If the parties do not so agree, then either party, on behalf of both and on notice to the other, may request such an appointment by the American Arbitration Association (or any successor organization) nearest to the Building in accordance with its rules then prevailing or if the American Arbitration Association (or any successor organization) nearest to the Building shall fail to appoint said third arbitrator within fifteen (15) days after such request is made, then either party may apply for such appointment, on notice to the other, to the President of the Bar Association in the county where the Building is located. Within ten (10) days after the appointment of such third arbitrator, the Landlord's arbitrator shall submit Landlord's Submitted Value to such third arbitrator and the Tenant's arbitrator shall submit Tenant's Submitted Value to such third arbitrator. Such third arbitrator shall, within thirty (30) days after the end of such fifteen (15) day period, make his own determination of the fair market rent of the Expansion Premises using the criteria set forth herein, and send copies of his determination promptly to both Landlord and Tenant specifying whether Landlord's Submitted Value or Tenant's Submitted Value was closer to the determination by such third arbitrator of the fair market rent of the Expansion Premises. Whichever of Landlord's Submitted Value or Tenant's Submitted Value shall be closer to the determination by such third arbitrator shall conclusively be deemed to be the fair market rent of the Expansion Premises.

(3) In no event shall the arbitrators enlarge upon, or alter or amend, this Lease or Landlord's or Tenant's rights as provided in this Lease, it being understood that the sole issue for determination by the arbitrators shall be the single issue of fact of the annual fair rental value of the Expansion Premises as provided herein.

(4) Except as otherwise provided in the following sentence, the fees and expenses of an arbitration proceeding shall be borne by the parties equally. The fees of respective counsel engaged by the parties the fees and expenses of expert witnesses and other witnesses called and the cost of transcripts shall be borne by the parties engaging such counsel or calling such witness or ordering such transcripts.

(5) The arbitrators selected by either party shall have a minimum of ten (10) years’ experience as an appraiser of commercial real property in the county where the Building is located and who is not related directly or indirectly to either party. In the event that a third arbitrator is required, such third arbitrator shall not have any prior business relationship with either party hereto.”

J. Landlord agrees that during the Additional Term Tenant shall have access to the Building’s freight elevators at no charge Tenant, provided, however, that Tenant otherwise complies with Landlord’s rules and regulation regarding use of the freight elevators.

K. Landlord agrees that during the Additional Term, Tenant shall be entitled Eight (8) reserved parking spaces in the Building’s parking area at no additional cost to Tenant.

L. Landlord hereby agrees that Tenant shall be entitled to furnish, install and maintain the following signs: (x) a monument sign at the front entrance of the Building (the “Monument Sign”); and (y) a sign on the top the Building (the “Building Sign”), provided, however, that such Monument Sign and Building Sign shall: (i) be installed and maintained at the sole cost and expense of Tenant and in the location reasonably acceptable to Landlord, (ii) be installed and maintained in a good and workmanlike manner, and in compliance with all applicable legal requirements (including existing zoning requirements), insurance requirements and environmental laws, (iii) be performed in accordance with plans and specifications approved prior to the commencement of any work by the appropriate governmental authorities and by Landlord, which approval by Landlord will not be unreasonably withheld, conditioned or delayed, and (iv) be performed under the supervision of a licensed engineer reasonably approved by Landlord and in accordance with the Standard Requirements For Alterations To Be Performed By Tenants' annexed hereto as EXHIBIT “D-1” and made a part hereof.

ARTICLE - 4 BROKERS

SECTION 4.01. Tenant represents that in connection with this Second Amendment to Lease it dealt with no broker other than GHP Office Realty, LLC (the “Broker”) nor has Tenant had any correspondence or other communication in connection with this Second Amendment to Lease with any other person who is a broker, and that so far as Tenant is aware the Broker is the only broker who negotiated this Second Amendment to Lease. Each party hereby indemnifies the other party and holds it harmless from any and all loss, cost, liability, claim, damage, or expense (including court costs and attorneys' fees) arising out of any inaccuracy of the above representation. Landlord agrees to pay the Broker all commissions due pursuant to a separate written agreement.

ARTICLE - 5 MISCELLANEOUS

SECTION 5.01. Tenant represents that: (i) Landlord is not in default of any of its obligations under the Lease; and (ii) Tenant has no claims against Landlord as of the date of this Second Amendment to Lease. Landlord represents to the best of its knowledge that: (i) Tenant is not in default of any of its obligations under the Lease as of the date of this Second Amendment to Lease; and (ii) Landlord has no claims against Tenant as of the date of this Second Amendment to Lease.

SECTION 5.02. All other terms, covenants and conditions of the Lease, as amended, and all exhibits and schedules thereto shall remain in full force and effect, are hereby ratified, confirmed and incorporated herein by reference as though set forth fully herein at length, including, without limitation, Tenant’s obligation to pay the storage fees and all Additional Rent items.

SECTION 5.03. It is understood and agreed that this Second Amendment to Lease is submitted to the Tenant for signature with the understanding that it shall not bind the Landlord unless and until it has been executed by the Landlord and delivered to the Tenant or Tenant's attorney.

IN WITNESS WHEREOF, Landlord and Tenant have executed this SECOND AMENDMENT TO LEASE as of the date and year first above written.

GHP 660, LLC, (Landlord)

By: /s/ Andrew Greenspan
Name:    Andrew Greenspan
Title:    Manager/Member

PRESTIGE BRANDS, LLC. (Tenant)

By: /s/ Ronald Lombardi
Name:    Ronald Lombardi
Title: President and CEO

BY SIGNING HERETO, THE UNDERSIGNED GUARANTOR HEREBY: (1) CONSENTS TO THE MODIFICATIONS AND AMENDMENTS MADE TO THE LEASE PURSUANT TO THIS AGREEMENT; (2) AFFIRMS ITS OBLIGATIONS AND LIABILITIES UNDER THAT CERTAIN GUARANTY EXECUTED ON OR ABOUT JUNE 22, 2012 AS AMENDED ON JUNE 30, 2014; AND (3) AGREES THAT SUCH OBLIGATIONS AND LIABILITIES SHALL EXTEND TO THE OBLIGATIONS OF TENANT UNDER THE LEASE, AS MODIFIED, AMENDED, EXPANDED AND EXTENDED BY THIS AGREEMENT.

PRESTIGE BRANDS HOLDINGS, INC., Guarantor

By: /s/ Ronald Lombardi
Name:    Ronald Lombardi
Title: President and CEO